Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Euronet Worldwide, Inc.
We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-84046, 333-105478, 333-111361, 333-111363, 333-116934, 333-117948 and 333-128228); Form S-4 (No. 333-116938) and Form S-8 (Nos. 333-24539, 333-83555, 333-44890, 333-64634, 333-71766, 333-98013, 333-102875, 333-116920, 333-136485 and 333-161245) of Euronet Worldwide, Inc. of our report dated February 26, 2010, with respect to the consolidated balance sheets of Euronet Worldwide, Inc. and subsidiaries (the Company) as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which report appears in the December 31, 2009 annual report on Form 10-K of Euronet Worldwide, Inc.
As discussed in Note 3 to the consolidated financial statements, the Company adopted, on a retrospective basis, the provisions of FASB ASC 470-20-30-22 (formerly, FASB Staff Position APB 14-1), Debt with Conversion and Other Options, and FASB ASC 810-10-45-16 (formerly, SFAS No. 160), Noncontrolling Interests, as of January 1, 2009.

/s/ KPMG LLP
Kansas City, Missouri
February 26, 2010